Pricing Supplement No. 1                             Filing Under Rule 424(b)(3)
Dated: June 10, 1997                                   Registration No. 333-4288
(To Prospectus dated May 7, 1996 and
Prospectus Supplement dated August 1, 1996)

                                   $75,000,000
                               UGI UTILITIES, INC.
                           SERIES B MEDIUM-TERM NOTES

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
PRINCIPAL AMOUNT:  $20,000,000                   CUSIP: 90269Q AD1            FIXED RATE NOTE: __YES__

AMORTIZING NOTE: YES_____ NO ___X___    INDEXED NOTE: YES_____ NO ___X___    FLOATING RATE NOTE: __NO__
                 (SEE BELOW)                          (SEE BELOW)                      (SEE BELOW)

FIXED RATE NOTES/FLOATING RATE NOTES:                       Interest Payment Dates: May 15, Nov 15
                                                            Original Issue Discount Note:
   Original Issue Date:  June 16, 1997                         Yes:____  No: __X__
   Interest Rate (if fixed rate):  7.17%                       If Yes:
      Subject to change before maturity date:                     Yield to Maturity:
         Yes_____(See Below)  No __X__                            Initial Accrual Period:
   Maturity Date: 6/15/07                                         OID Default Amount:
   Issue Price (as a percentage of                          Reset of Interest Rate, Spread or
      principal amount): 100%                                  Spread Multiplier:
   Presenting Agent/Principal:Donaldson,Lufkin&Jenrette        Yes:____(See Below)  No: __X__
      Commission (%): 0.625%                                Any material United States income tax
   Net Proceeds to the Company (%): 99.375                     consequences of purchasing, holding or
   Redemption Commencement Date (if any): N/A                  disposing of the Notes:
   Repayment Dates (if any): N/A                               A/S: __X__       Other:_______________
   Redemption Price: N/A
   Repayment Price: N/A

FLOATING RATE NOTES:                                        Spread Multiplier:
                                                               Subject to change before maturity date:
Base Rate:                                                        Yes_____(See Below)   No_____
   _____ CD Rate                                            Maximum Interest Rate:
   _____ Commercial Paper Rate                              Minimum Interest Rate:
   _____ Federal Funds Rate                                 Initial Interest Period:
   _____ LIBOR (See Below)                                  Initial Interest Rate:
   _____ Prime Rate                                         Interest Reset Periods:
   _____ Treasury Rate                                      Interest Reset Dates:
   _____ Other (See Below)                                  Interest Determination Dates:
Index Maturity:                                             Calculation Dates:  A/S
Spread (plus or minus):                                     Regular Record Date:  A/S
   Subject to change before maturity date:
      Yes_____(See Below)   No_____
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                               NO ADDITIONAL TERMS

         As of the date of this Pricing Supplement the aggregate initial public offering price of the Notes (as defined in the Prospectus Supplement) which have been sold (including the Notes to which this Pricing Supplement relates) is $20,000,000; and the aggregate initial public offering price of Debt Securities
(as defined in the Prospectus) which have been sold (including the Notes to which this Pricing Supplement relates) is $20,000,000. "N/A" as used herein means "Not Applicable", "A/S" as used herein means "As stated in the Prospectus
Supplement referred to above."


                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION